Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

February 1, 2021

McKINNEY, Texas, February 1, 2021 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $58.3 million, or $1.35 per diluted share, for the quarter ended December 31, 2020 compared to $50.2 million, or $1.17 per diluted share, for the quarter ended December 31, 2019 and $60.1 million, or $1.39 per diluted share, for the quarter ended September 30, 2020.

For the year ended December 31, 2020, the Company reported net income of $201.2 million, or $4.67 per diluted share, compared to $192.7 million, or $4.46 per diluted share, for the year ended December 31, 2019, a 4.4% dollar increase.

The Company also announced that its Board of Directors declared a quarterly cash dividend in the amount of $0.30 per share of common stock. The dividend will be payable on February 25, 2021 to stockholders of record as of the close of business on February 11, 2021.
Highlights

•Continued solid financial performance in the fourth quarter:
◦Net income of $58.3 million, or $1.35 per diluted share and adjusted (non-GAAP) net income of $58.0 million, or $1.34 per diluted share
◦Return on average assets of 1.34% and efficiency ratio of 47.19%
◦Return on average equity of 9.29%, and return on (non-GAAP) tangible equity of 16.40%
•Robust organic deposit growth of 17.27% in 2020
•Substantial liquidity, with cash and securities representing approximately 16.74% of total assets
•Strong capital levels with an estimated total capital ratio of 13.32%, leverage ratio of 9.12%, and (non-GAAP) tangible common equity (TCE) ratio of 8.60%
•Continued solid credit metrics with nonperforming assets of 0.29% of total assets and provision for loan losses of $3.9 million

“These fourth quarter results mark a strong finish to a challenging year,” said Independent Bank Group Chairman and CEO David R. Brooks. “Looking back on 2020, I am proud of how our teams rose to the occasion to support our customers and communities amidst great uncertainty. This disciplined execution of our granular community banking model, coupled with our resilient credit culture, resulted in solid full-year net income of $201.2 million." Brooks continued, “We begin this new year in a position of strength with healthy credit metrics, strong capital levels, and substantial liquidity. Looking ahead, we remain focused on disciplined execution and shareholder value creation. Our company operates in some of the most attractive markets in the country, and our experienced teams are well-positioned to seize opportunities and win new business as the economic recovery accelerates across our footprint.”

Fourth Quarter 2020 Operating Results
Net Interest Income

•Net interest income was $132.8 million for fourth quarter 2020 compared to $128.1 million for fourth quarter 2019 and $132.0 million for third quarter 2020. The increase in net interest income from the linked quarter and prior year was primarily due to decreased funding costs which more than offset decreased purchase accounting accretion. The quarter ended December 31, 2020 includes $6.8 million of acquired loan accretion compared to $7.2 million in third quarter 2020 and $10.8 million in fourth quarter 2019.
•The average balance of total interest-earning assets grew by $2.1 billion and totaled $15.5 billion for the quarter ended December 31, 2020 compared to $13.3 billion for the quarter ended December 31, 2019 and increased $521.3 million from $14.9 billion for the quarter ended September 30, 2020. The increase from the prior year was primarily related to increased average loan balances including Paycheck Protection Program (PPP) loans and mortgage warehouse loans, as well as an increase in average interest-bearing deposits with correspondent banks due to significant deposit growth during 2020. The increase from the linked quarter is primarily due to increased average mortgage warehouse loans as well as average interest-bearing deposit balances.
•The yield on interest-earning assets was 3.91% for fourth quarter 2020 compared to 4.90% for fourth quarter 2019 and 4.04% for third quarter 2020. The decrease from the prior year was due primarily to an increase in average interest-bearing deposits, decreased loan accretion, and the addition of lower yielding PPP loans to the portfolio. The decrease from the linked quarter is primarily due to lower loan, taxable securities and interest-bearing deposit yields. Average loan yield, net of all accretion, decreased eight (8) basis points from the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 0.73% for fourth quarter 2020 compared to 1.54% for fourth quarter 2019 and 0.77% for third quarter 2020. The decrease from the prior year and linked quarter is primarily due to lower rates offered on our deposit products, as well as rate decreases on short-term FHLB advances and other debt.
•The net interest margin was 3.42% for fourth quarter 2020 compared to 3.81% for fourth quarter 2019 and 3.52% for third quarter 2020. The adjusted (non-GAAP) net interest margin, which excludes unexpected accretion on loans acquired with deteriorated credit quality, was 3.40% for fourth quarter 2020 compared to 3.79% for fourth quarter 2019 and 3.48% for third quarter 2020. The net interest margin excluding all loan accretion was 3.24% for fourth quarter 2020 compared to 3.49% in fourth quarter 2019 and 3.32% for third quarter 2020. The decrease in net interest margin from the prior year was primarily due to the lower asset yields, increased liquidity and a decrease of $4.0 million in loan accretion income offset by the lower cost of funds of interest bearing liabilities. The eight (8) basis point decrease in the net interest margin excluding all loan accretion from the linked quarter is a result of lower asset yields for the fourth quarter in addition to excess liquidity which negatively impacted the margin by three (3) basis points, offset by slightly lower cost of funds of interest bearing liabilities for the quarter.
Noninterest Income

•Total noninterest income increased $1.7 million compared to fourth quarter 2019 and decreased $5.3 million compared to third quarter 2020.
•The increase from the prior year primarily reflects an increase of $4.9 million in mortgage banking revenue. The increase was offset by decreases of $476 thousand in services charges on deposits and $954 thousand in other noninterest income. In addition, fourth quarter 2019 reflects a $1.3 million gain on sale of trust business, which was sold in October 2019. Mortgage banking revenue was higher in fourth quarter 2020 compared to prior year due to increased mortgage origination and refinance activity resulting from the low interest rate environment during the year over year period. It was also impacted by continued volatility in the market during the quarter, which resulted in fair value losses on our derivative hedging instruments of $4.3 million compared to fourth quarter 2019 loss of $675 thousand. The decrease in service charge income relates to lower transaction volumes of non-sufficient funds that have been impacted by the pandemic. The decrease in other noninterest income is primarily due to decreases of $1.7 million in interchange income as a result of the Durbin amendment becoming effective for the Company starting third quarter 2020, as well as a decrease in swap dealer income, offset by an increase of $1.0 million in mortgage warehouse fees.
•The decrease from the linked quarter primarily reflects a decrease of $6.0 million in mortgage banking revenue offset by an increase of $723 thousand in other noninterest income. The decrease in mortgage banking revenue from the linked quarter is primarily due to rate increases during fourth quarter 2020 which resulted in the losses on derivative hedging instruments, as noted above, compared to third quarter 2020 gain of $982 thousand, as well as slightly less volume quarter over quarter. The increase in other noninterest income is primarily due to increased mortgage warehouse fees, swap dealer income and acquired loan recoveries.
Noninterest Expense

•Total noninterest expense decreased $5.1 million compared to fourth quarter 2019 and increased $1.8 million compared to third quarter 2020.
•The decrease in noninterest expense compared to fourth quarter 2019 is due primarily to decreases of $5.3 million in acquisition expenses and $741 thousand in other noninterest expense offset by an increase of $580 thousand in FDIC assessment. Acquisition expense was elevated fourth quarter 2019 for investment banking fees paid related to a terminated merger. The decrease in other noninterest expense is primarily due to lower deposit related expenses and auto and travel expenses. The FDIC assessment was impacted by the bank becoming a large institution under regulatory guidelines, effective January 1, 2020, which resulted in higher assessment costs.

•The increase from the linked quarter is primarily related to increases of $493 thousand in professional fees and $1.0 million in other noninterest expense. The increase in professional fees is due to higher model validation expenses during the fourth quarter. Other noninterest expense was higher compared to the linked quarter primarily due to increased charitable contributions, business entertainment, and loan and deposit related expenses. In addition, fourth quarter 2020 noninterest expense included unusual expenses related to an accrual for employee paid time off and certain contract terminations totaling $1.3 million.
Provision for Loan Loss

•As provided to financial institutions under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) enacted on March 27, 2020 and as amended by the Consolidated Appropriations Act, 2021 signed into law on December 27, 2020, the Company elected to defer the adoption of the current expected credit loss (CECL) accounting standard and has continued its consistent application of the incurred loss method for estimating its allowance for loan losses and provision for 2020. The Company adopted the CECL accounting standard as of January 1, 2021.
•Provision for loan loss was $3.9 million for fourth quarter 2020, an increase of $2.3 million compared to $1.6 million for fourth quarter 2019 and a decrease of $3.7 million compared to $7.6 million for third quarter 2020. Provision expense is elevated in the fourth and third quarter 2020 primarily due to general provision expense for economic factors related to COVID-19 as well as charge-offs or specific reserves taken during the respective periods. In addition, third quarter 2020 provision reflects an increase of $1.4 million related to a specific reserve for a commercial loan.
•The allowance for loan losses was $87.8 million, or 0.76% of total loans held for investment, net of mortgage warehouse purchase loans, at December 31, 2020, compared to $51.5 million, or 0.47% at December 31, 2019 and compared to $87.5 million, or 0.75% at September 30, 2020. The dollar and percentage increase from the prior year is primarily due to added reserves for economic concerns related to the pandemic.
Income Taxes

•Federal income tax expense of $15.4 million was recorded for the quarter ended December 31, 2020, an effective rate of 20.9% compared to tax expense of $14.1 million and an effective rate of 21.9% for the quarter ended December 31, 2019 and tax expense of $16.1 million and an effective rate of 21.1% for the quarter ended September 30, 2020. The lower effective tax rate compared to prior year is related to a decreased blended state income tax rate.

Fourth Quarter 2020 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $11.6 billion at December 31, 2020 compared to $11.7 billion at September 30, 2020 and $10.9 billion at December 31, 2019. Loans held for investment slightly decreased compared to the linked quarter and increased $693.6 million from December 31, 2019, of which $804.4 million are PPP loans. Loans excluding PPP loans decreased $87.2 million year over year, net of sales, primarily due to the economic dislocation caused by the pandemic.
•Average mortgage warehouse purchase loans were $1.2 billion for the quarter ended December 31, 2020 compared to $894.9 million for the quarter ended September 30, 2020, representing an increase of $285.4 million, or 31.9% for the quarter, and compared to $575.0 million for the quarter ended December 31, 2019, an increase of $605.4 million, or 105.3% year over year. The volumes continue to be higher than anticipated due to the sustained low mortgage rate environment. In addition, the change from the prior year is reflective of the Company's focused attention to grow the warehouse line of business.
•Commercial real estate (CRE) loans were $6.1 billion at December 31, 2020 and September 30, 2020 and $5.9 billion at December 31, 2019, or 46.3%, 46.7% and 50.4% of total loans, respectively. At December 31, 2020, the average loan size in the CRE portfolio was $1.2 million.
•The Company continues to work with borrowers impacted by the COVID-19 pandemic. Relief in the form of full or partial payment deferrals has been provided on an individualized basis after an assessment of pandemic-related economic hardships facing the borrower. The number of loans on deferral has sharply declined since the beginning of the pandemic, and the vast majority of borrowers who were provided temporary payment relief have returned to paying as originally agreed. As of January 15, 2021, loans currently in deferral totaled $205.7 million across 74 accounts, which represents 1.7% of the Company’s outstanding total loans held for investment balances, excluding PPP loans, as of fourth quarter end and 0.4% of the Company’s outstanding loan accounts at fourth quarter end.
Asset Quality

•Total nonperforming assets increased to $52.0 million, or 0.29% of total assets at December 31, 2020, compared to $43.2 million or 0.25% of total assets at September 30, 2020, and increased from $31.5 million, or 0.21% of total assets at December 31, 2019.
•Total nonperforming loans increased to $51.4 million, or 0.44% of total loans at December 31, 2020, from $41.4 million, or 0.36% of total loans at September 30, 2020, and increased from $26.6 million, or 0.24% of total loans at December 31, 2019.
•The increase in nonperforming loans and nonperforming assets from the linked quarter is primarily due to nonaccrual loan additions of a $12.6 million energy loan and two CRE credits totaling $15.9 million, offset by a $3.5 million charge-off on an energy credit and the renewal of a $15.7 million commercial real estate loan which was ninety days past due and still accruing at the end of third quarter due to a pending workout and renewal. The net change in nonperforming assets from the linked quarter was also offset from sales of $1.2 million in other real estate owned.
•The increase in nonperforming loans and nonperforming assets from the prior year is primarily due to the nonaccrual and charge-off activity noted above as well as the net addition of nonaccrual loans of $12.5 million and troubled debt restructurings of $1.4 million offset by a net decrease of $14.1 million in loans ninety days past due and still accruing. In addition, nonperforming assets were reduced by net dispositions of $3.1 million in other real estate owned properties in addition to the sales noted above.
•Charge-offs were 0.11% annualized in the fourth quarter 2020 compared to 0.01% annualized in the linked quarter and 0.02% annualized in the prior year quarter. Charge-offs were elevated in fourth quarter 2020 due to the energy loan charge-off noted above which had been fully reserved in prior periods.
Deposits, Borrowings and Liquidity

•Total deposits were $14.4 billion at December 31, 2020 compared to $13.8 billion at September 30, 2020 and compared to $11.9 billion at December 31, 2019. The increase in deposits from the linked quarter is primarily due to organic growth of approximately $747 million or 21.54% annualized for the quarter. The Company estimates as of December 31, 2020, there were approximately $395 million of commercial deposits related to PPP loans that were funded by the Company in second quarter 2020. Deposits increased from prior year due to organic growth of $2.1 billion, or 17.27%, for the year over year period, net of the PPP deposits discussed above.
•Total borrowings (other than junior subordinated debentures) were $687.2 million at December 31, 2020, an increase of $6.6 million from September 30, 2020 and an increase of $159.9 million from December 31, 2019. The change in the linked quarter primarily reflects $6.5 million in borrowings against the Company's unsecured revolving line of credit used to repurchase Company stock. The change in prior year reflects the use of short-term FHLB advances as needed for liquidity, proceeds of $127.5 million, net of issuance costs, related to subordinated debentures issued in third quarter 2020, offset by a reduction of $18.0 million in borrowings against the Company's unsecured revolving line of credit with an unrelated commercial bank.

Capital

•During the quarter ended December 31, 2020, the Company repurchased 109,548 shares of its common stock at an average price of $51.63 per share, or $5.7 million aggregate.
•The Company continues to be well capitalized under regulatory guidelines. At December 31, 2020, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 10.33%, 9.12%, 10.74% and 13.32%, respectively, compared to 10.24%, 9.15%, 10.66%, and 13.29%, respectively, at September 30, 2020 and 9.76%, 9.32%, 10.19%, and 11.83%, respectively at December 31, 2019.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended December 31, 2020 on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2020 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s fourth quarter earnings announcement will be held on Tuesday, February 2, 2021 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://webcasts.eqs.com/indepbankgroup20201026/en or by calling 1-877-407-0989 and by identifying the meeting number 13714597 or by identifying "Independent Bank Group Fourth Quarter 2020 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for loan losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the disruption to local, regional, national and global economic activity caused by infectious disease outbreaks, including the recent outbreak of coronavirus, or COVID-19, and the significant impact that such outbreak has had and may have on the Company’s growth, operations, earnings and asset quality; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally, and specifically resulting from the economic dislocation caused by the COVID-19 pandemic; 8) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for probable loan losses and other estimates generally, and specifically as a result of the effect of the COVID-19 pandemic; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Bank and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, including the economic dislocation resulting from the COVID-19 pandemic, that affect the amount and value of the assets of Independent Bank and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally, including the economic dislocation resulting from the COVID-19 pandemic; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies, including changes resulting from the implementation of the new Current Expected Credit Loss accounting standard; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) general business and economic conditions in the Company’s markets change or are less favorable than expected generally, and specifically as a result of the COVID-19 pandemic; 35) changes occur in business conditions and inflation generally, and specifically as a result of the COVID-19 pandemic; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally, and specifically as a result of the COVID-19 pandemic; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Bank's digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2020, as amended by the Company’s Annual Report on Form 10-K/A filed with the SEC on March 6, 2020, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and 41) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company’s operations, pricing and services. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this prospectus or made by the Company in any report, filing, document or information incorporated by reference in this prospectus, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this prospectus or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Senior Vice President, Director of Corporate Development (972) 562-9004 plangdale@ibtx.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Schwinn Feng Chief Marketing Officer (469) 301-2706 schwinn.feng@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Selected Income Statement Data
Interest income	$152,062	$151,798	$151,241	$156,405	$164,386
Interest expense	19,236	19,791	22,869	33,164	36,317
Net interest income	132,826	132,007	128,372	123,241	128,069
Provision for loan losses	3,871	7,620	23,121	8,381	1,609
Net interest income after provision for loan losses	128,955	124,387	105,251	114,860	126,460
Noninterest income	19,912	25,165	25,414	14,572	18,229
Noninterest expense	75,227	73,409	83,069	74,429	80,343
Income tax expense	15,366	16,068	8,903	10,836	14,110
Net income	58,274	60,075	38,693	44,167	50,236
Adjusted net income (1)	58,007	59,580	49,076	43,354	56,799

Per Share Data (Common Stock)
Earnings:
Basic	$1.35	$1.39	$0.90	$1.03	$1.17
Diluted	1.35	1.39	0.90	1.03	1.17
Adjusted earnings:
Basic (1)	1.34	1.38	1.14	1.01	1.32
Diluted (1)	1.34	1.38	1.14	1.01	1.32
Dividends	0.30	0.25	0.25	0.25	0.25
Book value	58.31	57.26	56.34	55.44	54.48
Tangible book value (1)	33.23	32.17	31.05	30.08	28.99
Common shares outstanding	43,137,104	43,244,797	43,041,119	43,041,776	42,950,228
Weighted average basic shares outstanding (2)	43,177,824	43,234,913	43,041,660	43,011,496	42,951,701
Weighted average diluted shares outstanding (2)	43,177,824	43,234,913	43,177,986	43,020,055	42,951,701

Selected Period End Balance Sheet Data
Total assets	$17,753,476	$17,117,007	$16,986,025	$15,573,868	$14,958,207
Cash and cash equivalents	1,813,987	1,453,733	1,605,911	948,907	565,170
Securities available for sale	1,153,693	1,076,619	1,049,592	1,089,136	1,085,936
Loans, held for sale	82,647	87,406	72,865	39,427	35,645
Loans, held for investment (3)(4)	11,622,298	11,651,855	11,690,356	11,020,920	10,928,653
Mortgage warehouse purchase loans	1,453,797	1,219,013	903,630	796,609	687,317
Allowance for loan losses	87,820	87,491	80,055	58,403	51,461
Goodwill and other intangible assets	1,082,091	1,085,236	1,088,411	1,091,586	1,094,762
Other real estate owned	475	1,642	1,688	2,994	4,819
Noninterest-bearing deposits	4,164,800	4,187,150	3,984,404	3,156,270	3,240,185
Interest-bearing deposits	10,234,127	9,610,410	9,314,631	8,726,496	8,701,151
Borrowings (other than junior subordinated debentures)	687,175	680,529	1,116,462	1,152,860	527,251
Junior subordinated debentures	54,023	53,973	53,924	53,874	53,824
Total stockholders' equity	2,515,371	2,476,373	2,424,960	2,386,285	2,339,773

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Selected Performance Metrics
Return on average assets	1.34%	1.43%	0.94%	1.19%	1.32%
Return on average equity	9.29	9.73	6.44	7.50	8.57
Return on tangible equity (5)	16.40	17.43	11.71	13.92	16.20
Adjusted return on average assets (1)	1.34	1.42	1.20	1.17	1.49
Adjusted return on average equity (1)	9.24	9.65	8.16	7.36	9.69
Adjusted return on tangible equity (1) (3)	16.33	17.29	14.86	13.66	18.32
Net interest margin	3.42	3.52	3.51	3.76	3.81
Adjusted net interest margin (6)	3.40	3.48	3.50	3.73	3.79
Efficiency ratio (7)	47.19	44.69	51.95	51.70	52.75
Adjusted efficiency ratio (1)	47.16	44.57	41.73	51.19	46.44

Credit Quality Ratios (3) (8)
Nonperforming assets to total assets	0.29%	0.25%	0.17%	0.20%	0.21%
Nonperforming loans to total loans held for investment	0.44	0.36	0.23	0.26	0.24
Nonperforming assets to total loans held for investment and other real estate	0.45	0.37	0.24	0.29	0.29
Allowance for loan losses to nonperforming loans	170.80	211.12	300.95	204.97	193.35
Allowance for loan losses to total loans held for investment	0.76	0.75	0.68	0.53	0.47
Net charge-offs to average loans outstanding (annualized)	0.11	0.01	0.05	0.05	0.02

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	10.33%	10.24%	10.17%	9.95%	9.76%
Estimated tier 1 capital to average assets	9.12	9.15	8.94	9.67	9.32
Estimated tier 1 capital to risk-weighted assets	10.74	10.66	10.60	10.38	10.19
Estimated total capital to risk-weighted assets	13.32	13.29	12.44	12.05	11.83
Total stockholders' equity to total assets	14.17	14.47	14.28	15.32	15.64
Tangible common equity to tangible assets (1)	8.60	8.68	8.41	8.94	8.98
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans.
(4) Loans held for investment includes SBA PPP loans of $804,397, $825,966 and $823,289 at December 31, 2020, September 30, 2020 and June 30, 2020, respectively.
(5) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(6) Non-GAAP financial measure. Excludes unexpected income recognized on credit impaired acquired loans of $579, $1,294, $354, $982 and $791, respectively.
(7) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(8) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $52,005, $43,197, $28,403, $31,601 and $31,549, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings, and excludes loans acquired with deteriorated credit quality, totaled $51,416, $41,441, $26,601, $28,493 and $26,616, respectively.

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years Ended December 31, 2020 and 2019
(Unaudited)

	Years Ended December 31,
	2020	2019
Per Share Data
Net income - basic	$4.67	$4.46
Net income - diluted	4.67	4.46
Cash dividends	1.05	1.00
Book value	58.31	54.48

Outstanding Shares
Period-end shares	43,137,104	42,950,228
Weighted average shares - basic(1)	43,116,965	43,245,418
Weighted average shares - diluted(1)	43,116,965	43,245,418

Selected Annual Ratios
Return on average assets	1.23%	1.32%
Return on average equity	8.26	8.50
Net interest margin	3.55	3.95

(1) Total number of shares includes participating shares (those with dividend rights).

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months and Years Ended December 31, 2020 and 2019
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$144,437	$153,963	$579,085	$611,589
Interest on taxable securities	4,651	5,223	19,150	21,324
Interest on nontaxable securities	2,113	2,056	8,472	8,482
Interest on interest-bearing deposits and other	861	3,144	4,799	11,537
Total interest income	152,062	164,386	611,506	652,932
Interest expense:
Interest on deposits	14,189	30,834	76,266	123,384
Interest on FHLB advances	541	1,849	4,170	10,173
Interest on other borrowings	4,054	2,916	12,462	11,590
Interest on junior subordinated debentures	452	718	2,162	3,028
Total interest expense	19,236	36,317	95,060	148,175
Net interest income	132,826	128,069	516,446	504,757
Provision for loan losses	3,871	1,609	42,993	14,805
Net interest income after provision for loan losses	128,955	126,460	473,453	489,952
Noninterest income:
Service charges on deposit accounts	2,422	2,898	9,303	12,145
Investment management and trust	1,990	2,092	7,546	9,330
Mortgage banking revenue	8,765	3,842	36,491	15,461
(Loss) gain on sale of loans	(291)	—	356	6,779
Gain on sale of branch	—	—	—	1,549
Gain on sale of trust business	—	1,319	—	1,319
(Loss) gain on sale of other real estate	(73)	24	(36)	875
Gain on sale of securities available for sale	—	10	382	275
Gain (loss) on sale and disposal of premises and equipment	59	—	370	(585)
Increase in cash surrender value of BOLI	1,340	1,390	5,347	5,525
Other	5,700	6,654	25,304	25,503
Total noninterest income	19,912	18,229	85,063	78,176
Noninterest expense:
Salaries and employee benefits	42,199	42,126	157,540	162,683
Occupancy	10,078	9,676	39,210	37,654
Communications and technology	5,920	5,650	23,113	22,248
FDIC assessment	1,574	994	6,912	1,065
Advertising and public relations	451	585	2,416	2,527
Other real estate owned expenses, net	28	116	487	418
Impairment of other real estate	—	377	784	1,801
Amortization of other intangible assets	3,145	3,175	12,671	12,880
Professional fees	3,364	3,165	12,630	7,936
Acquisition expense, including legal	—	5,270	16,225	33,445
Other	8,468	9,209	34,146	39,207
Total noninterest expense	75,227	80,343	306,134	321,864
Income before taxes	73,640	64,346	252,382	246,264
Income tax expense	15,366	14,110	51,173	53,528
Net income	$58,274	$50,236	$201,209	$192,736

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2020 and 2019
(Dollars in thousands)
(Unaudited)

	December 31,
Assets	2020	2019
Cash and due from banks	$250,485	$186,299
Interest-bearing deposits in other banks	1,563,502	378,871
Cash and cash equivalents	1,813,987	565,170
Certificates of deposit held in other banks	4,482	5,719
Securities available for sale, at fair value	1,153,693	1,085,936
Loans held for sale	82,647	35,645
Loans, net	12,978,238	11,562,814
Premises and equipment, net	249,467	242,874
Other real estate owned	475	4,819
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	20,305	30,052
Bank-owned life insurance (BOLI)	220,428	215,081
Deferred tax asset	3,933	6,943
Goodwill	994,021	994,021
Other intangible assets, net	88,070	100,741
Other assets	143,730	108,392
Total assets	$17,753,476	$14,958,207

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$4,164,800	$3,240,185
Interest-bearing	10,234,127	8,701,151
Total deposits	14,398,927	11,941,336
FHLB advances	375,000	325,000
Other borrowings	312,175	202,251
Junior subordinated debentures	54,023	53,824
Other liabilities	97,980	96,023
Total liabilities	15,238,105	12,618,434
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	431	430
Additional paid-in capital	1,934,807	1,926,359
Retained earnings	543,800	393,674
Accumulated other comprehensive income	36,333	19,310
Total stockholders’ equity	2,515,371	2,339,773
Total liabilities and stockholders’ equity	$17,753,476	$14,958,207

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended December 31, 2020 and 2019
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$12,889,298	$144,437	4.46%	$11,566,271	$153,963	5.28%
Taxable securities	776,138	4,651	2.38	756,669	5,223	2.74
Nontaxable securities	348,706	2,113	2.41	321,377	2,056	2.54
Interest bearing deposits and other	1,438,835	861	0.24	674,247	3,144	1.85
Total interest-earning assets	15,452,977	152,062	3.91	13,318,564	164,386	4.90
Noninterest-earning assets	1,799,134			1,772,818
Total assets	$17,252,111			$15,091,382
Interest-bearing liabilities:
Checking accounts	$5,001,394	$5,715	0.45%	$4,106,716	$11,332	1.09%
Savings accounts	650,736	272	0.17	568,007	331	0.23
Money market accounts	2,645,792	4,375	0.66	2,112,390	9,262	1.74
Certificates of deposit	1,467,194	3,827	1.04	1,873,835	9,909	2.10
Total deposits	9,765,116	14,189	0.58	8,660,948	30,834	1.41
FHLB advances	375,000	541	0.57	457,880	1,849	1.60
Other borrowings	308,429	4,054	5.23	203,888	2,916	5.67
Junior subordinated debentures	54,005	452	3.33	53,807	718	5.29
Total interest-bearing liabilities	10,502,550	19,236	0.73	9,376,523	36,317	1.54
Noninterest-bearing checking accounts	4,150,325			3,277,539
Noninterest-bearing liabilities	102,918			111,144
Stockholders’ equity	2,496,318			2,326,176
Total liabilities and equity	$17,252,111			$15,091,382
Net interest income		$132,826			$128,069
Interest rate spread			3.18%			3.36%
Net interest margin (2)			3.42			3.81
Net interest income and margin (tax equivalent basis) (3)		$133,798	3.44		$129,057	3.84
Average interest-earning assets to interest-bearing liabilities			147.14			142.04
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
For The Years Ended December 31, 2020 and 2019
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	For The Years Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans (1)	$12,329,965	$579,085	4.70%	$11,179,161	$611,589	5.47%
Taxable securities	749,273	19,150	2.56	770,927	21,324	2.77
Nontaxable securities	344,609	8,472	2.46	329,687	8,482	2.57
Interest bearing deposits and other	1,141,164	4,799	0.42	504,309	11,537	2.29
Total interest-earning assets	14,565,011	611,506	4.20	12,784,084	652,932	5.11
Noninterest-earning assets	1,792,725			1,771,231
Total assets	$16,357,736			$14,555,315
Interest-bearing liabilities:
Checking accounts	$4,577,137	$28,244	0.62%	$3,953,986	$44,171	1.12%
Savings accounts	607,996	1,067	0.18	540,741	1,335	0.25
Money market accounts	2,368,980	21,089	0.89	2,047,554	40,837	1.99
Certificates of deposit	1,645,014	25,866	1.57	1,795,391	37,041	2.06
Total deposits	9,199,127	76,266	0.83	8,337,672	123,384	1.48
FHLB advances	613,251	4,170	0.68	464,404	10,173	2.19
Other borrowings	224,489	12,462	5.55	201,066	11,590	5.76
Junior subordinated debentures	53,931	2,162	4.01	53,733	3,028	5.64
Total interest-bearing liabilities	10,090,798	95,060	0.94	9,056,875	148,175	1.64
Noninterest-bearing checking accounts	3,736,230			3,139,805
Noninterest-bearing liabilities	95,234			91,532
Stockholders’ equity	2,435,474			2,267,103
Total liabilities and equity	$16,357,736			$14,555,315
Net interest income		$516,446			$504,757
Interest rate spread			3.26%			3.47%
Net interest margin (2)			3.55			3.95
Net interest income and margin (tax equivalent basis) (3)		$520,274	3.57		$508,498	3.98
Average interest-earning assets to interest-bearing liabilities			144.34			141.15
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2020 and December 31, 2019
(Dollars in thousands)
(Unaudited)

Totals loans by category
	December 31, 2020		December 31, 2019
	Amount	% of Total	Amount	% of Total
Commercial (1)(2)	$3,902,266	29.7%	$2,482,356	21.3%
Real estate:
Commercial real estate	6,096,676	46.3	5,872,653	50.4
Commercial construction, land and land development	1,245,801	9.5	1,236,623	10.6
Residential real estate (3)	1,435,112	10.9	1,550,872	13.3
Single-family interim construction	326,575	2.5	378,120	3.2
Agricultural	85,014	0.6	97,767	0.9
Consumer	66,952	0.5	32,603	0.3
Other	346	—	621	—
Total loans	13,158,742	100.0%	11,651,615	100.0%
Deferred loan fees (2)	(10,037)		(1,695)
Allowance for loan losses	(87,820)		(51,461)
Total loans, net	$13,060,885		$11,598,459
____________
(1) Includes mortgage warehouse purchase loans of $1,453,797 and $687,317 at December 31, 2020 and December 31, 2019, respectively.
(2) Includes SBA PPP loans of $804,397 with net deferred loan fees of $9,770 at December 31, 2020.
(3) Includes loans held for sale of $82,647 and $35,645 at December 31, 2020 and December 31, 2019, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$132,826	$132,007	$128,372	$123,241	$128,069
Unexpected income recognized on credit impaired acquired loans		(579)	(1,294)	(354)	(982)	(791)
Adjusted Net Interest Income	(b)	132,247	130,713	128,018	122,259	127,278
Provision Expense - Reported	(c)	3,871	7,620	23,121	8,381	1,609
Noninterest Income - Reported	(d)	19,912	25,165	25,414	14,572	18,229
Loss (gain) on sale of loans		291	—	(689)	42	—
Gain on sale of trust business		—	—	—	—	(1,319)
Loss (gain) on sale of other real estate		73	—	(12)	(25)	(24)
Gain on sale of securities available for sale		—	—	(26)	(356)	(10)
(Gain) loss on sale and disposal of premises and equipment		(59)	(34)	(340)	63	—
Recoveries on loans charged off prior to acquisition		(450)	(138)	(3,640)	(84)	(425)
Adjusted Noninterest Income	(e)	19,767	24,993	20,707	14,212	16,451
Noninterest Expense - Reported	(f)	75,227	73,409	83,069	74,429	80,343
Separation expense		—	—	—	—	(3,421)
OREO impairment		—	(46)	(738)	—	(377)
Impairment of assets		—	(336)	—	(126)	—
COVID-19 expense (4)		(61)	(141)	(1,451)	(262)	—
Acquisition expense (5)		(326)	(316)	(15,644)	(1,008)	(6,619)
Adjusted Noninterest Expense	(g)	74,840	72,570	65,236	73,033	69,926
Income Tax Expense - Reported	(h)	15,366	16,068	8,903	10,836	14,110
Net Income - Reported	(a) - (c) + (d) - (f) - (h) = (i)	58,274	60,075	38,693	44,167	50,236
Adjusted Net Income (1)	(b) - (c) + (e) - (g) = (j)	$58,007	$59,580	$49,076	$43,354	$56,799

ADJUSTED PROFITABILITY
Total Average Assets	(k)	$17,252,111	$16,713,895	$16,485,556	$14,965,628	$15,091,382
Total Average Stockholders' Equity	(l)	$2,496,318	$2,457,423	$2,418,038	$2,369,225	$2,326,176
Total Average Tangible Stockholders' Equity (3)	(m)	$1,413,167	$1,371,094	$1,328,568	$1,276,545	$1,230,344
Reported Return on Average Assets	(i) / (k)	1.34%	1.43%	0.94%	1.19%	1.32%
Reported Return on Average Equity	(i) / (l)	9.29%	9.73%	6.44%	7.50%	8.57%
Reported Return on Average Tangible Equity	(i) / (m)	16.40%	17.43%	11.71%	13.92%	16.20%
Adjusted Return on Average Assets (2)	(j) / (k)	1.34%	1.42%	1.20%	1.17%	1.49%
Adjusted Return on Average Equity (2)	(j) / (l)	9.24%	9.65%	8.16%	7.36%	9.69%
Adjusted Return on Tangible Equity (2)	(j) / (m)	16.33%	17.29%	14.86%	13.66%	18.32%

EFFICIENCY RATIO
Amortization of other intangible assets	(n)	$3,145	$3,175	$3,175	$3,176	$3,175
Reported Efficiency Ratio	(f - n) / (a + d)	47.19%	44.69%	51.95%	51.70%	52.75%
Adjusted Efficiency Ratio	(g - n) / (b + e)	47.16%	44.57%	41.73%	51.19%	46.44%
____________
(1) Assumes an adjusted effective tax rate of 20.9%, 21.1%, 18.7%, 21.3%, and 21.3% for the quarters ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net other intangible assets.
(4) COVID-19 expense includes expenses such as employee's premium pay, personal protection and cleaning supplies, remote work equipment, advertising and communications, and community support/donations.
(5) Acquisition expenses include $326, $269, $15, $459 and $1,349 of compensation related expenses in addition to $0, $47, $15,629, $549 and $5,270 of merger-related expenses for the quarters ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2020 and 2019
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	December 31,
	2020	2019
Tangible Common Equity
Total common stockholders' equity	$2,515,371	$2,339,773
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(88,070)	(100,741)
Tangible common equity	$1,433,280	$1,245,011

Tangible Assets
Total assets	$17,753,476	$14,958,207
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(88,070)	(100,741)
Tangible assets	$16,671,385	$13,863,445
Common shares outstanding	43,137,104	42,950,228
Tangible common equity to tangible assets	8.60%	8.98%
Book value per common share	$58.31	$54.48
Tangible book value per common share	33.23	28.99